NEWS RELEASE

FOR RELEASE: IMMEDIATE

BOARD OF DIRECTORS ELECTS ROBERT LYONS CHIEF FINANCIAL OFFICER OF GATX CORPORATION

     CHICAGO, November 12 — GATX Corporation today announced that its Board of Directors has elected Robert C. Lyons as vice president and chief financial officer of GATX Corporation. Mr. Lyons, 40, was most recently the vice president of investor relations for GATX Corporation.

     Brian A. Kenney, president of GATX Corporation, stated, “While serving in a number of different roles at GATX, Bob has utilized his strong financial, strategic, and leadership skills to help set direction for our company. He is well regarded by our employees and external stakeholders for his integrity and understanding of GATX. His leadership will be valuable to GATX as we capitalize on opportunities to grow.”

     GATX also announced that Rhonda S. Johnson, currently the company’s director of investor relations, will assume responsibility for overall investor communication initiatives.

     Mr. Lyons joined GATX Corporation in 1997 and was promoted through the treasury and investor relations departments before being elected vice president, investor relations in 2002. Prior to joining GATX Corporation, Mr. Lyons worked for the Financial Relations Board and in the corporate banking division of The Bank of Tokyo-Mitsubishi. Mr. Lyons received his BA from the University of Wisconsin-LaCrosse in 1986 and his MBA in Finance from the University of Notre Dame in 1988. He is a CFA charterholder and a member of the Investment Analysts Society of Chicago.

COMPANY DESCRIPTION

     GATX Corporation (NYSE: GMT) is a specialized finance and leasing company combining asset knowledge and services, structuring expertise, partnering, and capital to provide business solutions to customers and partners worldwide. GATX specializes in railcar, locomotive, and aircraft operating leasing.

FOR FURTHER INFORMATION CONTACT:
GATX Corporation:           Rhonda S. Johnson           415-955-3211

Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.

(11/12/04)